UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Metropolitan Dry Cleaners

Experience Art and Designs (EXAD) Management planned to announced the formal Record Date for shareholders to receive dividends in Metropolitan Dry Cleaners last week, with a target date not to exceed 01/31/2017.  All corporate actions involving a spinoff have many moving parts and the Company has a reliance upon others to provide guidance and effect certain actions allowing EXAD to meet its own self-imposed deadlines.

EXAD must first be entered into the DTC system in order for a smooth spinoff to take place so all shareholders receive their shares in Metropolitan Dry Cleaners, Inc. The Company has been actively working on this. Management has also been working to set Metropolitan up with the same transfer agent as EXAD in order to ensure an easy delivery of the Metropolitan spinoff shares once the formal record date is announced.

We understand delays are not liked by anyone, including Management.  The spinoff is a mandate by former management that will be carried out, and as an integral part of the process both EXAD and Metropolitan will also be registered in the DTC system.

Lawrence Gorman and I we feel the Shareholders of EXAD should receive extra shares in Metropolitan Dry Cleaners as an accommodation for their patience and understanding with these minor delays. Therefore, all shareholders of EXAD shall now be entitled to receive one and half (1.5) shares of Metropolitan Dry Cleaners for every one hundred (100) shares of EXAD they own on the record date.

The owners of the Preferred A Series shares have already waived their rights to receive any dividends, allowing more shares to flow to the Common shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: January 24, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer